EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-219090 and 333-216321) of Peoples Financial Services Corp. and Subsidiaries (the “Company”) of our report dated March 16, 2026, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Allentown, Pennsylvania March 16, 2026